EXHIBIT 21

                              LIST OF SUBSIDIARIES

             NAME                                         STATE OF INCORPORATION
             ----                                         ----------------------
Vodavi Communications Systems, Inc.                               Arizona
Vodavi Direct, Inc.(1)                                            Arizona

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(1)  Vodavi Direct,  Inc. is a wholly owned subsidiary of Vodavi  Communications
     Systems, Inc.